Exhibit 99.1
News Release
Novelis Reports Third Quarter Fiscal Year 2023 Results

Q3 Fiscal Year 2023 Highlights
•Net income attributable to our common shareholder was $12 million, down 95% YoY
•Net income from continuing operations excluding special items was $96 million, down 60% YoY
•Adjusted EBITDA of $341 million, down 33% YoY in a challenging cost environment
•Shipments of 908 kilotonnes, down 2% YoY
•Resilient balance sheet with Net Leverage ratio of 2.6x and Total Liquidity $2.1 billion

ATLANTA, February 6, 2023 – Novelis Inc., a leading sustainable aluminum solutions provider and the world leader in aluminum rolling and recycling, today reported results for the third quarter of fiscal year 2023. Net income attributable to its common shareholder decreased 95% versus the prior year to $12 million, due mainly to factors driving lower Adjusted EBITDA as outlined below and unfavorable metal price lag from falling aluminum local market premiums in the current year. Excluding special items in both years, third quarter fiscal year 2023 net income from continuing operations decreased 60% versus the prior year to $96 million due primarily to lower Adjusted EBITDA.
"As expected, our results were pressured by continued unprecedented inflationary headwinds, but were also further impacted by lower shipments resulting from significantly larger than anticipated customer inventory reduction actions in the beverage packaging market,” said Steve Fisher, President and CEO, Novelis Inc. "We will continue to address these short-term challenges while remaining focused on building for our future in a prudent manner. Importantly, we believe the underlying demand fundamentals driven by increasing consumer preferences for lightweight, sustainable aluminum solutions in all our key end markets remains unchanged."
Net sales decreased 3% to $4.2 billion for the third quarter of fiscal year 2023, compared to $4.3 billion in the prior year period, primarily driven by lower average aluminum prices and a 2% decrease in total flat rolled product shipments to 908 kilotonnes, partially offset by increased product pricing and favorable product mix. The decrease in shipments is mainly due to lower beverage can shipments as customers reduce their inventory and adjust to more normalized levels of can demand post-pandemic, and softer demand for specialties products in this weaker macro-economic environment. Conversely, easing supply chain constraints, including higher semiconductor availability, resulted in higher automotive shipments compared to the prior year.
Adjusted EBITDA decreased 33% to $341 million in the third quarter of fiscal year 2023, compared to $506 million in the prior year period, driven by an extraordinary inflationary environment and higher energy costs due to geopolitical instability. Results were also impacted by less favorable metal benefits from recycling, unfavorable foreign exchange, and lower volume. These headwinds were partially offset by higher product pricing, including some higher cost pass-through to customers, and favorable product mix.
Adjusted free cash flow from continuing operations was an outflow of $158 million for the first nine months of fiscal year 2023, compared to a generation of $217 million in the prior year period. The decrease is due primarily to unfavorable metal price lag in the current year compared to a favorable lag in the prior year, lower Adjusted EBITDA, and higher capital expenditures. The company had a net leverage ratio (Net Debt / TTM Adjusted EBITDA) of 2.6x at the end of the third quarter of fiscal year 2023, compared to 2.3x in the prior year period.
"We are navigating a challenging period of intensified inflationary headwinds, and continuing to implement cost control measures and work with our customers to share these extraordinary inflation impacts," said Dev Ahuja, Executive Vice President and CFO, Novelis Inc. "We see some of these inflated costs gradually settling down, however, we are applying a disciplined approach to capital expenditures and working capital that will allow us to maintain a strong balance sheet through these near-term headwinds while strategically investing in projects to drive future growth."
The company had a strong Total Liquidity position of $2.1 billion as of December 31, 2022.

Third Quarter Fiscal Year 2023 Earnings Conference Call
Novelis will discuss its third quarter fiscal year 2023 results via a live webcast and conference call for investors at 7:00 a.m. EST on Monday, February 6, 2023. To view slides and listen to the live webcast, visit https://events.q4inc.com/attendee/164164035. To join by telephone, dial toll-free in North America at 888-350-2056, the India toll line +91.22.5032.3379, or the international toll line at 1-646-960-0051. The webcast link, presentation materials and access information can also be found at https://investors.novelis.com/.

About Novelis
Novelis Inc. is driven by its purpose of shaping a sustainable world together. We are a global leader in the production of innovative aluminum products and solutions and the world's largest recycler of aluminum. Our ambition is to be the leading provider of low-carbon, sustainable aluminum solutions and to achieve a fully circular economy by partnering with our suppliers, as well as our customers in the aerospace, automotive, beverage can and specialties industries throughout North America, Europe, Asia and South America. Novelis had net sales of $17.1 billion in fiscal year 2022. Novelis is a subsidiary of Hindalco Industries Limited, an industry leader in aluminum and copper, and the metals flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai. For more information, visit novelis.com.

Non-GAAP Financial Measures
This news release and the presentation slides for the earnings call contain non-GAAP financial measures as defined by SEC rules. We believe these measures are helpful to investors in measuring our financial performance and liquidity and comparing our performance to our peers. However, our non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures. To the extent we discuss any non-GAAP financial measures on the earnings call, a reconciliation of each measure to the most directly comparable GAAP measure will be available in the presentation slides, which can be found at novelis.com/investors. In addition, the Form 8-K includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.
Attached to this news release are tables showing the condensed consolidated statements of operations, condensed consolidated balance sheets, condensed consolidated statements of cash flows, reconciliation of Adjusted EBITDA, Adjusted Free Cash Flow, Total Liquidity, Net Debt, income from continuing operations excluding special items, and segment information.

Forward-Looking Statements
Statements made in this news release which describe Novelis' intentions, expectations, beliefs or predictions may be forward-looking within the meaning of securities laws. Forward-looking statements include statements preceded by, followed by, or including the words "believes," "expects," "anticipates," "plans," "estimates," "projects," "forecasts," or similar expressions. Examples of forward-looking statements in this news release are statements about our beliefs that the underlying demand fundamentals driven by increasing consumer preferences for lightweight, sustainable aluminum solutions in all our key end markets remains unchanged and that inflated costs will gradually settle down. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and Novelis' actual results could differ materially from those expressed or implied in such statements. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things: changes in the prices and availability of aluminum (or premiums associated with such prices) or other materials and raw materials we use; inflationary pressures impacting the price of energy, labor, freight, coatings and alloys, such as magnesium; the capacity and effectiveness of our hedging activities; inflationary pressures affecting end market demand for our aluminum products in the building and construction market; relationships with, and financial and operating conditions of, our customers, suppliers and other stakeholders; fluctuations in the supply of, and prices for, energy in the areas in which we maintain production facilities; our ability to access financing including in connection with potential acquisitions and investments; continued risks stemming from the acquisition of Aleris Corporation, including uncertainties inherent in the acquisition method of accounting; disruption to our global aluminum production and supply chain as a result of COVID-19, rising interest rates or geopolitical factors, such as Russia’s war in Ukraine; changes in the relative values of various currencies and the effectiveness of our currency hedging activities; decreases in demand for our aluminum products due to macroeconomic headwinds due in part to rising interest rates and geopolitical factors, such as Russia’s war in Ukraine; risks related to sanctions, tariffs, a ban or similar actions impacting the supply of Russian aluminum and the global aluminum supply; factors affecting our operations, such as litigation, environmental remediation and clean-up costs, breakdown of equipment and other events; economic, regulatory and political factors within the countries in which we operate or sell our products, including changes in duties or tariffs; risks related to cybersecurity and data breaches; our potential inability to protect our intellectual property and the confidentiality of our know-how, trade secrets, technology, and other proprietary information; competition from other aluminum rolled products producers as well as from substitute materials such as steel, glass, plastic and composite materials; downturns in consumer demand for our products or changes in consumer preferences as it relates to our products; the impact of the global semiconductor shortage on automotive production and demand for automotive aluminum sheet; changes in general economic conditions including deterioration in the global economy; the risks of pandemics or other public health emergencies, including the continued spread and impact of, and the governmental and third party response to, the COVID-19 pandemic; the impact of climate change or the legal, regulatory, or market response to climate change; changes in government regulations, particularly those affecting taxes, derivative instruments, and environmental, health or safety compliance; risks that production levels and margins of our recent capital expenditures do not grow in line with our current expectations and that we may not realize returns commensurate with our investments; changes in interest rates that have the effect of increasing the amounts we pay under our credit facilities and other financing agreements; and our ability to generate cash. The above list of factors is not exhaustive. Other important factors are discussed under the captions "Risk Factors" and “Management’s Discussion and Analysis” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2022 and as the same may be updated from time to time in our quarterly reports on Form 10-Q, or in other reports which we from time to time file with the SEC.

Media Contact:	Investor Contact:
Julie Groover	Megan Cochard
+1 404 760 6461	+1 404 760 4170
julie.groover@novelis.adityabirla.com	megan.cochard@novelis.adityabirla.com

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
(in millions)	2022	2021	2022	2021
Net sales	$4,201	$4,326	$14,089	$12,300
Cost of goods sold (exclusive of depreciation and amortization)	3,794	3,613	12,199	10,150
Selling, general and administrative expenses	164	156	509	457
Depreciation and amortization	133	137	405	405
Interest expense and amortization of debt issuance costs	75	54	198	173
Research and development expenses	23	23	69	68
Loss on extinguishment of debt, net	—	1	—	63
Restructuring and impairment expenses, net	5	3	7	1
Equity in net income of non-consolidated affiliates	(6)	(7)	(14)	(8)
Other expenses (income), net	7	(2)	67	(86)
	4,195	3,978	13,440	11,223
Income from continuing operations before income tax provision	6	348	649	1,077
Income tax (benefit) provision	(6)	89	146	276
Net income from continuing operations	12	259	503	801
Income (loss) from discontinued operations, net of tax	—	3	(2)	(62)
Net income (loss) from discontinued operations	—	3	(2)	(62)
Net income	12	262	501	739
Net loss attributable to noncontrolling interest	—	—	(1)	—
Net income attributable to our common shareholder	$12	$262	$502	$739

Novelis Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in millions, except number of shares)	December 31, 2022	March 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$1,126	$1,070
Accounts receivable, net
— third parties (net of allowance for uncollectible accounts of $6 as of December 31, 2022, and March 31, 2022)	1,887	2,590
— related parties	161	222
Inventories	3,048	3,038
Prepaid expenses and other current assets	195	195
Fair value of derivative instruments	236	377
Assets held for sale	3	5
Current assets of discontinued operations	—	6
Total current assets	6,656	7,503
Property, plant and equipment, net	4,658	4,624
Goodwill	1,075	1,081
Intangible assets, net	588	623
Investment in and advances to non–consolidated affiliates	846	832
Deferred income tax assets	140	158
Other long-term assets
— third parties	285	274
— related parties	2	1
Total assets	$14,250	$15,096
LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt	$84	$26
Short-term borrowings	896	529
Accounts payable
— third parties	2,725	3,869
— related parties	294	320
Fair value of derivative instruments	164	959
Accrued expenses and other current liabilities	737	774
Current liabilities of discontinued operations	—	21
Total current liabilities	4,900	6,498
Long-term debt, net of current portion	4,875	4,967
Deferred income tax liabilities	295	158
Accrued postretirement benefits	640	669
Other long-term liabilities	289	295
Total liabilities	10,999	12,587
Commitments and contingencies
Shareholder’s equity
Common stock, no par value; unlimited number of shares authorized; 1,000 shares issued and outstanding as of December 31, 2022, and March 31, 2022	—	—
Additional paid-in capital	1,208	1,308
Retained earnings	2,316	1,814
Accumulated other comprehensive loss	(279)	(620)
Total equity of our common shareholder	3,245	2,502
Noncontrolling interest	6	7
Total equity	3,251	2,509
Total liabilities and equity	$14,250	$15,096

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Nine Months Ended December 31,
(in millions)	2022	2021
OPERATING ACTIVITIES
Net income	$501	$739
Net income (loss) from discontinued operations	(2)	(62)
Net income from continuing operations	$503	$801
Adjustments to determine net cash provided by operating activities:
Depreciation and amortization	405	405
(Gain) loss on unrealized derivatives and other realized derivatives in investing activities, net	(19)	17
Gain on sale of business	—	(15)
Loss on sale of assets, net	1	5
Impairment charges	5	—
Loss on extinguishment of debt, net	—	63
Deferred income taxes, net	(7)	75
Equity in net income of non-consolidated affiliates	(14)	(8)
Gain on foreign exchange remeasurement of debt	(8)	(6)
Amortization of debt issuance costs and carrying value adjustments	12	14
Other, net	—	6
Changes in assets and liabilities including assets and liabilities held for sale (net of effects from divestitures):
Accounts receivable	669	(702)
Inventories	(96)	(1,036)
Accounts payable	(1,061)	843
Other assets	(4)	24
Other liabilities	(65)	17
Net cash provided by operating activities – continuing operations	321	503
Net cash (used in) provided by operating activities – discontinued operations	(12)	12
Net cash provided by operating activities	$309	$515
INVESTING ACTIVITIES
Capital expenditures	$(462)	$(287)
Acquisition of business and other investments, net of cash acquired	(4)	—
Proceeds from sales of assets, third party, net of transaction fees and hedging	2	—
Proceeds from the sale of a business	3	9
(Outflows) proceeds from investment in and advances to non-consolidated affiliates, net	(37)	1
Proceeds (outflows) from the settlement of derivative instruments, net	5	(11)
Other	15	11
Net cash used in investing activities - continuing operations	(478)	(277)
Net cash used in investing activities	$(478)	$(277)
FINANCING ACTIVITIES
Proceeds from issuance of long-term and short-term borrowings	$—	$1,670
Principal payments of long-term and short-term borrowings	(380)	(2,034)
Revolving credit facilities and other, net	749	39
Debt issuance costs	(6)	(25)
Return of capital to our common shareholder	(100)	(100)
Net cash provided by (used in) financing activities - continuing operations	263	(450)
Net cash provided by (used in) financing activities	$263	$(450)
Net increase (decrease) in cash, cash equivalents and restricted cash	94	(212)
Effect of exchange rate changes on cash	(39)	7
Cash, cash equivalents and restricted cash — beginning of period	1,084	1,027
Cash, cash equivalents and restricted cash — end of period	$1,139	$822

Cash and cash equivalents	$1,126	$808
Restricted cash (included in other long-term assets)	13	14
Cash, cash equivalents and restricted cash — end of period	$1,139	$822

Reconciliation of Adjusted EBITDA (unaudited) to Net Income Attributable to our Common Shareholder
The following table reconciles Adjusted EBITDA, a non-GAAP financial measure, to net income attributable to our common shareholder.

	Three Months Ended December 31,		Nine Months Ended December 31,
(in millions)	2022	2021	2022	2021
Net income attributable to our common shareholder	$12	$262	$502	$739
Net loss attributable to noncontrolling interests	—	—	(1)	—
Income tax (benefit) provision	(6)	89	146	276
Interest, net	69	52	184	167
Depreciation and amortization	133	137	405	405
EBITDA	$208	$540	$1,236	$1,587

Adjustment to reconcile proportional consolidation	$13	$17	$40	$46
Unrealized losses (gains) on change in fair value of derivative instruments, net	1	(26)	(20)	(6)
Realized gains on derivative instruments not included in Adjusted EBITDA	(1)	—	(3)	(1)
Loss on extinguishment of debt, net	—	1	—	63
Restructuring and impairment expenses, net	5	3	7	1
Gain on sale of business	—	(15)	—	(15)
Loss on sale assets, net	—	3	1	5
(Income) loss from discontinued operations, net of tax	—	(3)	2	62
Metal price lag	109	(14)	130	(127)
Other, net	6	—	15	(1)
Adjusted EBITDA	$341	$506	$1,408	$1,614

Adjusted Free Cash Flow (unaudited)
The following table reconciles Adjusted Free Cash Flow and Adjusted Free Cash Flow from Continuing Operations, non-GAAP financial measures, to net cash provided by operating activities - continuing operations.

	Nine Months Ended December 31,
(in millions)	2022	2021
Net cash provided by operating activities – continuing operations	$321	$503
Net cash used in investing activities – continuing operations	(478)	(277)
Plus: Cash used in the acquisition of business and other investments, net of cash acquired	4	—
Less: Proceeds from sales of assets and business, net of transaction fees, cash income taxes and hedging	(5)	(9)
Adjusted Free Cash Flow from continuing operations	(158)	217
Net cash (used in) provided by operating activities – discontinued operations	(12)	12
Adjusted Free Cash Flow	$(170)	$229

Cash and Cash Equivalents and Total Liquidity (unaudited)
The following table reconciles Total Liquidity to the ending balances of cash and cash equivalents.

(in millions)	December 31, 2022	March 31, 2022
Cash and cash equivalents	$1,126	$1,070
Availability under committed credit facilities	1,018	1,499
Total Liquidity	$2,144	$2,569

Net Debt (unaudited)
The following table reconciles long-term debt, net of current portion to Net Debt.

(in millions)	December 31, 2022	March 31, 2022
Long–term debt, net of current portion	$4,875	$4,967
Current portion of long-term debt	84	26
Short-term borrowings	896	529
Cash and cash equivalents	(1,126)	(1,070)
Net Debt	$4,729	$4,452

Reconciliation of Net Income from Continuing Operations, Excluding Special Items (unaudited) to Net Income from Continuing Operations
The following table presents net income from continuing operations excluding special items. We adjust for items which may recur in varying magnitude which affect the comparability of the operational results of our underlying business.

	Three Months Ended December 31,		Nine Months Ended December 31,
(in millions)	2022	2021	2022	2021
Net income from continuing operations	$12	$259	$503	$801
Special Items:
Gain on sale of a business	—	(15)	—	(15)
Loss on extinguishment of debt, net	—	1	—	63
Metal price lag	109	(14)	130	(127)
Restructuring and impairment expenses, net	5	3	7	1
Tax effect on special items	(30)	7	(34)	22
Net income from continuing operations, excluding special items	$96	$241	$606	$745

Segment Information (unaudited)
The following tables present selected segment financial information (in millions, except shipments which are in kilotonnes).

Selected Operating Results Three Months Ended December 31, 2022	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$124	$38	$60	$124	$(5)	$341

Shipments (in kt)
Rolled products – third party	380	232	139	157	—	908
Rolled products – intersegment	—	10	2	5	(17)	—
Total rolled products	380	242	141	162	(17)	908

Selected Operating Results Three Months Ended December 31, 2021	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$181	$71	$76	$178	$—	$506

Shipments (in kt)
Rolled products – third party	358	248	167	157	—	930
Rolled products – intersegment	—	6	4	—	(10)	—
Total rolled products	358	254	171	157	(10)	930

Selected Operating Results Nine Months Ended December 31, 2022	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$542	$195	$267	$407	$(3)	$1,408

Shipments (in kt)
Rolled products – third party	1,152	754	493	455	—	2,854
Rolled products – intersegment	—	28	41	17	(86)	—
Total rolled products	1,152	782	534	472	(86)	2,854

Selected Operating Results Nine Months Ended December 31, 2021	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$580	$251	$256	$525	$2	$1,614

Shipments (in kt)
Rolled products – third party	1,091	767	553	460	—	2,871
Rolled products – intersegment	—	26	7	1	(34)	—
Total rolled products	1,091	793	560	461	(34)	2,871